EXHIBIT 10.2

                             EMPLOYMENT AGREEMENT


            This Employment Agreement dated as of March 31, 1994 (this "Agreement") is entered into by and between each of Cornell Cox Group, L.P., a Delaware limited partnership (the "Partnership"), Eclectic Communications, Inc., a California corporation (the "Company"), and Marvin H. Wiebe, Jr. (the "Executive").

      1.    INTRODUCTION.

            The Executive is a senior executive whose services are critical to the success of the Company and its business. The Company believes that retaining the Executive's services as an employee of the Company and the benefit of his business experience are of material importance. The Company desires to encourage the Executive to continue in the employ of the Company for the benefit of the Company. Therefore, the Company and the Executive intend by this Agreement to specify the terms and conditions of the Executive's employment relationship with the Company.

      2.    EMPLOYMENT.

            The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and subject to the conditions set forth herein. This Agreement amends and supersedes any prior employment agreement between the Executive and the Company.

      3.    DUTIES AND RESPONSIBILITIES.

            (a) The Executive shall serve the Company as Vice Presidence (or in such executive office as the Company may determine) and shall perform, faithfully and diligently, the services and functions relating to such office or otherwise reasonably incident to such office as may be designated from time to time by the Company; provided, however, that all such services and functions shall be reasonable and within the Executive's area of expertise.

            (b) The Executive shall, during the term of this Agreement (or any extension thereof), devote substantially all of his working time and business efforts to the interests of the Company. The Executive shall not, during the term of this Agreement (or any extension thereof), engage in any other business activity (regardless of whether such business activity is pursued for gain, profit or other pecuniary advantage) if such business activity would impair or conflict with the Executive's ability to carry out his duties hereunder; provided, however, that the Executive shall be permitted to continue to own any equity interest (or option to acquire an equity interest) that he owns on the date of this Agreement in any entity that leases real property to the Company.

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      4.    COMPENSATION AND OTHER EMPLOYEE BENEFITS.

            As compensation for his services under the terms of this Agreement:

                  (a) The Executive shall be paid an annual salary of $90,500, payable in accordance with the then current payroll policies of the Company (but no less frequently than monthly) (such annual salary is herein referred to as the "Base Salary"); the Base Salary shall be reviewed annually, but no later than each December 31, by the Company.

                  (b) Subject to the right of the Company to amend or terminate any employee and/or group or senior executive benefit plan, the Executive shall be entitled to receive the following employee benefits:

                        (1) the Executive shall have the right to participate in
                  such medical and dental plans as are adopted by the Company, as well as any or future employee and/or group benefit plans of the Company that are available to its exempt salaried employees generally (including, without limitation, disability, accident, medical, life insurance and hospitalization plans which are normal and customary);

                        (2) the Executive shall have the right to participate in
                  all future senior executive benefit plans of the Company (including not less than one month paid vacation per year during the Employment Term (as hereafter defined)), all in accordance with the Company's regular practices with respect to its senior executive officers;

                        (3) the Executive shall be entitled to the use of an
                  automobile leased by the Company on his behalf as reasonably determined by the Company; and

                        (4) the Executive shall be entitled to reimbursement
                  from the Company for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder, and the Executive shall provide to the Company such documentation of such expenses and use such method of payment as requested by the Company.

                  (c) In addition to Base Salary, for each fiscal year of the
            Company beginning with the commencement of the Employment Term, the Company agrees to pay Executive an annual profit sharing bonus (the "Profit Sharing Bonus") equal to the respective percentage, as indicated on the graduated rate schedule as shown on "Exhibit A", of the Company's pre-tax income. For this purpose, the term pre-tax income shall be such amount as reflected in the Company's annual audited financial statements prepared in accordance with generally accepted accounting

                                    -2-

            principles, shall include any book gain from the disposition of a Company asset and shall be adjusted for the following:

                        (1) The pre-tax income shall be increased by the amount
                  of annual amortization expense of intangibles which relate directly to the 1994 acquisition of the Company by Cornell Cox Management, Inc.

                        (2) The pre-tax income shall be increased by the amount
                  of the Fixed Bonuses paid for such year and the amount of annual interest expense directly attributable to the McDonald Note as defined in the Stock Purchase Agreement, dated March 11, 1994, by and between The Cornell Cox Group, L.P., Cornell Cox Management, Inc., Arthur McDonald, Barbara McDonald, John Forren, Marvin Wiebe and Richard Frank (the "Stock Purchase Agreement").

                        (3) The pre-tax income shall not be decreased by the
                  amount of compensation paid to David M. Cornell and Norman R. Cox, Jr.

                        (4) The pre-tax income shall not be affected by the
                  payments to the Key Employees (as defined in the Stock Purchase Agreement) in cancellation of the Company's stock options.

                        (5) The pre-tax income shall not be decreased by the
                  Profit Sharing Bonus.

            Except as provided below, the Profit Sharing Bonus shall be paid no later than four months after the close of the Company's fiscal year; provided, however, that if payment of the Profit Sharing Bonus or any part of it would cause the Company to be in violation of any of its present or future credit agreements with its institutional lender, the Company may, in its discretion, delay paying all or a portion of the Profit Sharing Bonus until such time as payment can be made without violation of said agreements. In the event that the Company delays payment, the Company shall pay the Executive interest on the unpaid amount of the Profit Sharing Bonus for the period beginning four months after the end of the Company's fiscal year and ending when payment is made. Interest shall be paid annually, beginning sixteen months after the end of the Company's fiscal year, and shall accrue at the short-term annual applicable federal rate published by the Internal Revenue Service. In any event, the Profit Sharing Bonus shall be paid no later than forty months after the end of the Company's fiscal year for which the Profit Sharing Bonus is payable. In the event other employees are entitled to similar bonuses and a portion of all of the bonuses can be paid without violating the financing agreements, the Company shall pay each employee a portion of their Profit Sharing Bonus and defer the rest, so that each employee will receive a portion of the Profit Sharing Bonus money available, such portion determined by proration based upon the employees' relative salaries.

                  The Executive shall have the option to acquire shares of
            common stock ("Shares") of Cornell Cox Group, Inc. (the "Holding Company") by requesting that the Company pay up to 50% of his Profit Sharing Bonus (less all applicable federal,

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            state and local withholding taxes) to the Holding Company in exchange for Shares which shall be registered in the name of and delivered to the Executive. The price per Share shall be 90% of the fair market value of a Share on the date of the notice referred to in the following sentence as determined in good faith by the Management Committee or other governing body of the Holding Company or its successor or other price per Share mutually agreed to by the Executive, the Company and the Holding Company. At least 15 days prior to the payment of the Profit Sharing Bonus, the Company shall notify the Executive of the expected amount of such Profit Sharing Bonus and the fair market value of a Share. Within 10 days following the Executive's receipt of the notice referred to in the preceding sentence, the Executive shall give written notice of (i) the amount of the Profit Sharing Bonus to be paid to him in cash (less all applicable federal, state and local withholding taxes) and (ii) the amount of the Profit Sharing Bonus (but not in excess of 50% of such Profit Sharing Bonus) to be paid to the Holding Company (less all applicable federal, state and local withholding taxes) in exchange for Shares. The Executive shall be deemed to have elected to receive the Profit Sharing Bonus (less all applicable federal, state and local withholding taxes) entirely in cash unless the Company shall have received the written notice described in the preceding sentence within 10 days following the receipt by him of the notice from the Company regarding the expected amount of the Profit Sharing Bonus.

                  The Executive's Profit Sharing Bonus shall begin to accrue on the date of this Agreement. If the Executive's employment hereunder is terminated during the Company's fiscal year, or if the Executive is otherwise employed by the Company hereunder for a period less than the Company's entire fiscal year, the Executive shall be entitled to a pro rata Profit Sharing Bonus for the portion of the fiscal year actually employed hereunder. Such Profit Sharing Bonus shall be payable after the end of the fiscal year in accordance with the above terms, and shall be based on the Company's operating profits for the entire fiscal year. For example, if the Executive was employed hereunder for six months out of the year, he would be entitled to one-half of the bonus he would have received had he been employed hereunder for the entire year.

                  (d) In addition to the Base Salary and Profit Sharing Bonus, the Company agrees, subject to the last sentence of this section 4(d), to pay the Executive an annual fixed bonus of $50,000 (the "Annual Fixed Bonus") in four annual installments for a total of $200,000 and a monthly fixed bonus of 0.5% of the unpaid amount of the Annual Fixed Bonus (the "Monthly Fixed Bonus" and collectively with the Annual Fixed Bonus, the "Fixed Bonuses"). The Monthly Fixed Bonus shall be paid on the last business day of each month and the Annual Fixed Bonus shall be paid on the first, second, third and fourth anniversary dates of the date of this Agreement (or the next business day if such anniversary date is not a business day). The Fixed Bonuses shall begin to accrue on the date of this Agreement. If the Executive's employment terminates pursuant to Section 6(a) of this Agreement, the Executive shall not be entitled to any additional payments, pro rata or otherwise, of the Fixed Bonuses. If

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            the Executive's employment terminates pursuant to Section 6(b), (c)
            or (e) of this Agreement, the Executive or his personal representative shall continue to be entitled to the Fixed Bonus payments as they come due in accordance with this Agreement. If the Executive's employment terminates pursuant to Section 6(d) of this Agreement, the Company shall pay (i) in lieu of the Annual Fixed Bonus, an amount equal to the excess of (a) $200,000 multiplied by a fraction (that shall not exceed one), the numerator of which is the number of complete months that have elapsed from the date of this Agreement through the date of termination and the denominator of which is 36, over (b) the aggregate amount of the Annual Fixed Bonuses previously paid to the Executive and (ii) in lieu of the Monthly Fixed Bonus, an amount equal to 0.5% of the prorated Annual Fixed Bonus amount determined in accordance with clause (i) of this sentence. The Company shall pay the prorated Annual Fixed Bonus amount on the next anniversary date of the date of this Agreement and shall pay the revised Monthly Fixed Bonus on the dates the Monthly Fixed Bonus was otherwise due. The Company shall have the right to set off against the Fixed Bonuses any set off amounts pursuant to Section 9.4 of the Stock Purchase Agreement.

                  If the Holding Company shall propose to sell Shares in an
            initial public offering, the Executive shall have the option to acquire Shares by requesting that the Company use his unpaid Annual Fixed Bonus (less all applicable federal, state and local withholding taxes) to purchase Shares from the Holding Company which shall be registered in the name of the Executive but delivered to the Company. The price per Share shall be 90% of the initial issue price per Share pursuant to the initial public offering. At least 15 days prior to the proposed closing date of the initial public offering, the Company shall notify the Executive of the expected amount of unpaid Annual Fixed Bonus and the expected issue price of a Share. Within 10 days following the Executive's receipt of the notice referred to in the preceding sentence, the Executive shall give written notice of the amount of the unpaid Annual Fixed Bonus to be paid to the Holding Company (less all applicable federal, state and local withholding taxes) in exchange for Shares. The Executive shall be deemed to have elected to receive the Annual Fixed Bonus (less all applicable federal, state and local withholding taxes) entirely in cash pursuant to the terms of the preceding paragraph unless the Company shall have received the written notice described in the preceding sentence within 10 days following the receipt by him of the notice from the Company regarding the expected initial public offering. The Monthly Fixed Bonus shall cease to accrue on the amount of the unpaid Annual Fixed Bonus used to purchase Shares. The Shares shall be delivered to the Executive in accordance with the same schedule for delivering the unpaid Annual Fixed Bonus pursuant to the preceding paragraph and shall be forfeited in accordance with the provisions regarding the termination of the Executive's employment pursuant to the preceding paragraph, except that the cost of the Shares shall be used in lieu of the unpaid Annual Fixed Bonus. The Company shall also have the right to set off against the Shares any set off amounts pursuant to
            Section 9.4 of the Stock Purchase Agreement.

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      5.    TERM.

            (a) Subject to the provisions of Section 6, the term of this Agreement shall commence on the date of this Agreement and shall end three years from the date of this Agreement. The term of this Agreement is referred to herein as the "Employment Term".

            (b) The term of this Agreement may be extended for additional periods by mutual consent of the Executive and the Company.

      6.    TERMINATION OF EMPLOYMENT.

            (a) FOR DUE CAUSE. Nothing herein shall prevent the Company from terminating, without prior notice, the Executive for "Due Cause" (as hereinafter defined), in which event the Executive shall be entitled to receive his Base Salary on a pro rata basis to the date of termination. In the event of such termination for Due Cause, all other rights and benefits the Executive may have under the employee and/or group or senior executive benefit plans and programs of the Company, generally, shall be determined in accordance with the terms and conditions of such plans and programs. The term "Due Cause" shall mean (i) the Executive has committed a willful serious act, such as fraud, embezzlement or theft against the Company, intending to enrich himself at the expense of the Company or been convicted of a felony, (ii) the Executive has engaged in conduct which has caused demonstrable and serious injury, monetary or otherwise, to the Company as evidenced by an order or decree of a court, administrative agency or binding arbitration panel of competent jurisdiction, (iii) the Executive, in carrying out his duties hereunder, has been guilty of willful gross neglect or willful gross misconduct, (iv) the Executive has refused to carry out his duties in gross dereliction of duty and, after receiving notice to such effect from the Company, the Executive fails to cure the existing problem within 10 days, or (v) the Executive has materially breached this Agreement and has not remedied such breach within 10 days after receipt of written notice from the Company that a breach of this Agreement has occurred.

            (b) DUE TO DEATH. In the event of the death of the Executive, this Agreement shall terminate on the date of death and the estate of the Executive shall be entitled to the Executive's Base Salary through the end of the month in which he died. In the event of such termination due to death, all other rights and benefits the Executive (or his estate) may have under the employee and/or group or senior executive benefit plans and programs of the Company, generally, shall be determined in accordance with the terms and conditions of such plans and programs.

            (c) DISABILITY. In the event the Executive suffers a "Disability" (as hereinafter defined), this Agreement shall terminate on the date on which the Disability occurs and the Executive shall be entitled to his Base Salary through the end of the month in which his employment is terminated due to the Disability. In the event of such termination due to Disability, all other rights and benefits the Executive may have under the employee and/or group or senior executive benefit plans and programs of the Company, generally, shall be determined in accordance with the terms and conditions of such plans and programs. For purposes of this Agreement, "Disability" shall mean the inability or incapacity of the Employee to perform the duties and responsibilities related to the job or position with the Company described in Section 3(a). Such inability or incapacity shall be documented to the reasonable satisfaction of the Company by appropriate correspondence from registered physicians reasonably satisfactory to the Company.

            (d) VOLUNTARY TERMINATION. The Executive may voluntarily terminate his employment under this Agreement at any time by providing at least 30 days' prior written notice to the Company. In such event, the Executive shall be entitled to receive his Base Salary until the date his employment terminates and all other benefits the Executive may have under the employee and/or group or senior executive benefit plans and programs of the Company, generally, shall be determined in accordance with the terms and conditions of such plans and programs.

            (e)   CONSTRUCTIVE TERMINATION.

                        (1) If the Company (i) terminates the employment of the
                  Executive other than for Due Cause or because of a Disability,
                  (ii) demotes the Executive to a lesser position than as provided in Section 3(a), (iii) decreases the Executive's Base Salary below the level provided for by the terms of Section 4(a) or reduces the employee benefits and perquisites below the level provided for by the terms of Section 4 (other than as a result of any amendment or termination of any employee and/or group or senior executive benefit plan, which amendment or termination is applicable to all employees or executives of the Company, as the case may be, eligible to participate in such plan prior to its termination), (iv) changes the Executive's authorities and responsibilities such that he no longer has direct access to the Board of Directors of the Company or direct access to the chief executive officer of the Company, (v) causes the Executive to relocate because the Company moves the Executive's principal place of employment to an office that is more than 50 miles from the current Company office in Ventura, California or (vi) changes the medical insurance, life insurance, disability insurance or 401(k) savings plans from their status as of September 28, 1993, in a way that will have a material adverse reduction in the benefits to the Executive, then such action by the Company, unless consented to in writing by the Executive, shall be deemed to be a constructive termination by the Company of the Executive's employment ("Constructive Termination").

                        (2) Notwithstanding Section 6(e)(1), a Constructive
                  Termination shall not occur unless, within 15 days of learning of the action described herein as the basis for a Constructive Termination, the Executive shall advise the Company in writing that he intends to terminate his employment pursuant to this
                  Section 6(e)(2), and the Company shall not, within 10 days of receipt of such written notice, correct such action and provide the Executive with a written notice of such correction.

                        (3) In the event of a Constructive Termination, the
                  Executive shall be entitled to receive, from the date of Constructive Termination, his Base Salary (as provided in
                  Section 4(a)) for a period of six months, payable in accordance with the then current payroll policies of the Company and then beginning with the seventh month following the date of the Constructive Termination, the Executive shall be entitled to receive one-half of such Base Salary for a period of six months, payable in accordance with the then current payroll policies of the Company, but in no event will the Company be required to make any payment for any period after the third anniversary of the date of this Agreement. In the event of such Constructive Termination, all other rights and benefits the Executive may have under the employee and/or group or senior executive benefit plans and programs of the Company, generally, shall be determined in accordance with the terms and conditions of such plans and programs.

                        (4) In the event of the death of the Executive following
                  Constructive Termination, the amounts set forth in Section 6(e)(3) shall continue to be owing and shall be paid to the estate of Executive.

                        (5) Notwithstanding any provision of this Agreement to
                  the contrary, the aggregate present value of all "payments in the nature of compensation" (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), provided to the Executive in the event of a Constructive Termination shall be one dollar less than the amount that is fully deductible by the Company under Section 280G of the Code and, to the extent necessary, payments and benefits under this Agreement shall be reduced in order that this limitation not be exceeded. It is the intention of this
                  Section 6(e)(5) to avoid excise taxes on the Executive under
                  Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G of the Code.

      7. PRESERVATION OF BUSINESS; FIDUCIARY RESPONSIBILITY. The Executive shall use his best efforts to preserve the business and organization of the Company, to keep available to the Company the services of present employees and to preserve the business relations of the Company with suppliers, distributors, customers and others. The Executive shall not commit any act, or in any way assist others to commit any act, that would injure the Company. So long as the Executive is employed by the Company, the Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

      8. NOTICES. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

                  (a)   To the Company:

                        c/o The Cornell Cox Group, L.P.
                        4801 Woodway, Suite 400W
                        Houston, Texas  77056
                        Attn:  David M. Cornell
                        Fax No: (713) 623-2853

                        With a copy to:

                        Baker & Botts, L.L.P.
                        3000 One Shell Plaza
                        Houston, Texas  77002
                        Attn: Wade H. Whilden
                        Fax No: (713) 229-1522

                  (b)   To the Executive:

                        Marvin H. Wiebe, Jr.
                        67 Santa Cruz Way
                        Camarillo, California  93010

                        With a copy to:

                        Schramm & Raddue
                        15 West Carrillo Street
                        Santa Barbara, California  93102
                        Attention:  Daniel A. Reicker
                        Fax No.:  (805) 564-4181
                        Confirmation No.:  (805) 963-2044

      9. CONTROLLING LAW AND PERFORMABILITY. THE EXECUTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

      10. EXPENSES. The unsuccessful party shall pay or reimburse the successful party for all costs and expenses (including court costs and attorneys' fees) incurred by the successful party as a result of any claim, action or proceeding arising out of, or challenging the validity, advisability or enforceability of, this Agreement or any provision hereof if the successful party prevails in such claim, action or proceeding before a court of competent jurisdiction.

      11. ADDITIONAL INSTRUMENTS. The Executive and the Company shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

      12. ENTIRE AGREEMENT AND AMENDMENTS. This Agreement contains the entire agreement of the Executive and the Company relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. By execution of this Agreement, the parties agree that any other employment agreement between the Company and the Executive or between International Self-Help Services, Inc. ("International") and the Executive is terminated as of the date of this Agreement, except that the Company and International, as the case may be, shall continue to be liable for any payments under those agreements attributable to the period of employment prior to the termination.

      13. SEPARABILITY. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court, the Executive and the Company shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

      14. ASSIGNMENTS. The Company may assign (whether by operation of law or otherwise) this Agreement only with the written consent of the Executive, which consent shall not be unreasonably withheld, and in the event of an assignment of this Agreement, all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable against the Company's successors and assigns. The rights and obligations of the Executive under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

      15. EFFECT OF AGREEMENT. Subject to the provisions of Section 14 with respect to assignments, this Agreement shall be binding upon the Executive and his heirs, executors, administrators, legal representatives and assigns and upon the Company and its respective successors and assigns.

      16. EXECUTION. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.

      17. WAIVER OF BREACH. The waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party shall not operate or be construed as a waiver by such party of any subsequent breach by such other party.

            IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement effective as of the date first above written.

                          ECLECTIC COMMUNICATIONS, INC.

                                    By:   /s/ ARTHUR MCDONALD
                                          Name:
                                          Title:


                                    "EXECUTIVE"

                                          /s/ MARVIN WIEBE
                                          Marvin H. Wiebe, Jr.

                                    CORNELL COX GROUP, L.P.

                                    By    /s/ NORMAN R. COX, JR.
                                          Name:
                                          Title:



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